Exhibit 99.1

Investor Contact:	Wesley B. Wampler
Director of Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Announces Selected Fourth Quarter 2007 Results

2007 Wireless Net Subscriber Additions 28% Over 2006

Company Issues Guidance for 2008 and Revises 2007 Guidance

WAYNESBORO, VA – January 24, 2008 – NTELOS Holdings Corp. (NASDAQ: NTLS) today announced selected non-financial operating results for the fourth quarter of 2007. The company revised 2007 guidance, previously issued on November 1, 2007, and issued guidance for 2008. NTELOS expects to announce final 2007 financial results on February 28, 2008.

Revised Guidance and Selected Results for 2007

Based on preliminary data, NTELOS now expects to report 2007 consolidated operating revenues of $499 million to $501 million. Consolidated adjusted EBITDA (a non-GAAP measure) for 2007 is projected to be in a range of $201 million and $203 million. Consolidated net income is now projected to be between $30 million and $33 million for 2007.

Strong Wireless Subscriber Growth for 2007

For the full-year 2007, net subscriber additions were 39,598, up 28% from 2006 resulting in 406,795 total wireless subscribers at year-end. During the fourth quarter 2007, NTELOS added 10,375 net PCS subscribers, nearly double the 5,225 net additions in the previous quarter and up 6% from the 9,773 net additions in the fourth quarter 2006. Gross subscriber additions for 2007 were 171,657, 4% over the 164,375 gross additions for 2006.

Net subscriber additions of higher-value, under contract, post-pay subscribers were 5,021 for the fourth quarter 2007, up from 4,924 for the previous quarter. At December 31, 2007, post-pay subscribers represented 72% of total subscribers. The national rate plans continue to be the plans most preferred by customers, representing 60% of fourth quarter 2007 post pay gross subscriber additions.

Total wireless monthly subscriber churn was 2.8% for the fourth quarter 2007, down from 3.0% in the third quarter of 2007, while post pay churn for the quarter was 1.9%. For the comparable years, total wireless monthly subscriber churn was 2.8% for 2007, a 35 basis point improvement from 3.2% in 2006. Wireless monthly subscriber churn for post pay customers improved 44 basis points to 1.8% for 2007, from 2.3% in 2006.

RLEC access lines at year-end 2007 were 43,538 compared to 45,281 at year-end 2006, a 3.8% decrease. This line loss is reflective of wireless substitution, elimination of certain internal company lines and a reduction in Centrex and second lines throughout the year. Competitive Local Exchange Carrier (CLEC) business local access lines were 49,065 at year-end, a 4.9% increase over the 46,781 lines at year-end 2006. Broadband connections grew 17.4% for the year, from 17,177 at December 31, 2006 to 20,172 at year-end 2007.

“We are pleased with our operating performance in 2007, particularly with our wireless subscriber growth and churn improvement,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “Strong sales combined with significant churn reduction resulted in excellent net subscriber addition performance. We are quite optimistic as we carry this momentum into 2008.”

Total long-term debt at December 31, 2007 was $614.2 million with cash and cash equivalents of approximately $53.5 million. Capital expenditures for 2007 are expected to total between $109 million and $111 million, having added 39 new cell sites to the wireless network during the year and including incremental spending for the EV-DO upgrade of approximately $24 million.

The company reaffirmed all other existing 2007 annual guidance.

Outlook for 2008

The Company expects 2008 consolidated operating revenues to be between $531 million and $540 million. Wireless operating revenues are expected to be between $409 million and $415 million (please see note 2 to Business Outlook for the Year 2008 exhibit). Total wireline revenues are expected to be between $121 million and $124 million. Net Income is estimated to be in the range of $29 million and $36 million.

Consolidated adjusted EBITDA (a non-GAAP measure) for 2008 is estimated to achieve a level between $216 million and $221 million. Consolidated capital expenditures for 2008 are expected to range between $118 million and $121 million, inclusive of an investment of approximately $16 million for approximately 150 new cell sites, and approximately $35 million of incremental capital spending related to the previously announced EV-DO upgrades. Based on the midpoint of these guidance ranges, estimated 2008 consolidated adjusted EBITDA less consolidated capital expenditures, or free cash flow (FCF), is approximately $99 million.

Wireless net subscriber additions for 2008 are estimated to exceed 30,000, with average revenue per handset/unit (ARPU) to exceed $55. Total subscriber churn is expected to be approximately 2.8% and post pay churn to be approximately 1.8%. Cost per gross addition (CPGA) is expected to range between $355 and $365 while cash cost per handset/unit (CCPU) for 2008 is expected to be approximately $33, reflecting operating costs of new cell sites and operating costs associated with the EV-DO upgrade.

Rural Local Exchange Carrier (RLEC) line loss for 2008, anticipating cable competition, is expected to be between 4% and 7%. The RLEC revenue impact of this line loss is expected to be offset by growth in data, transport and private line services in the Competitive segment, where revenues are projected to grow approximately 5%.

Cautionary Statement

The 2007 and 2008 guidance information contained in this press release is based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain of sale of assets, advisory termination fees, other expenses, minority interests, reorganization items, non-cash compensation charges and secondary offering costs.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; expenses of being a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports on Forms 10-K.

Exhibits:

•	Wireless Customer Detail

•	Customer Summary Table

•	Business Outlook for the Year 2008

NTELOS Holdings Corp.

Wireless Customer Detail	Quarter Ended:					Year Ended:
	12/31/2006	3/31/2007	6/30/2007	9/30/2007	12/31/2007	12/31/2006	12/31/2007
Total Wireless Subscribers
Beginning Subscribers	357,424	367,197	383,143	391,195	396,420	336,306	367,197
Prepay	94,771	98,846	109,689	110,506	110,285	80,023	98,846
Postpay	262,653	268,351	273,454	280,689	286,135	256,283	268,351

Gross Additions	44,591	47,579	38,937	40,788	44,353	164,375	171,657
Prepay	22,116	27,476	18,277	19,557	23,322	82,232	88,632
Postpay	22,475	20,103	20,660	21,231	21,031	82,143	83,025

Disconnections	34,818	31,633	30,885	35,563	33,978	133,484	132,059
Prepay	17,797	16,315	17,164	19,256	17,968	62,582	70,703
Postpay	17,021	15,318	13,721	16,307	16,010	70,902	61,356

Net Additions	9,773	15,946	8,052	5,225	10,375	30,891	39,598
Prepay	4,319	11,161	1,113	301	5,354	19,650	17,929
Postpay	5,454	4,785	6,939	4,924	5,021	11,241	21,669

Ending Subscribers	367,197	383,143	391,195	396,420	406,795	367,197	406,795
Prepay	98,846	109,689	110,506	110,285	115,068	98,846	115,068
Postpay	268,351	273,454	280,689	286,135	291,727	268,351	291,727

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	12/31/2006	3/31/2007	6/30/2007	9/30/2007	12/31/2007
Wireless Subscribers	367,197	383,143	391,195	396,420	406,795
RLEC Access Lines	45,281	45,054	44,697	44,224	43,538
CLEC Access Lines [1]	46,781	47,381	48,095	48,615	49,065
RLEC Broadband Customers [2]	9,000	9,833	10,571	11,194	11,473
Total Broadband Connections [2]	17,177	18,066	18,784	19,510	20,172
Dial-Up Internet Subscribers	27,628	26,322	24,795	23,048	21,795
Long Distance Subscribers	45,237	46,531	47,929	48,260	48,367

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Business Outlook for the Year 2008 [1] (as of January 24, 2008)	Twelve Months 2008
(Dollars in millions, except for metrics)
Operating Revenues—Guidance
Wireless [2]	$409.0	to	$415.0
Wireline	121.0	to	124.0
Other	1.0		1.0

	$531.0	to	$540.0

Reconciliation of Net Income to Adjusted EBITDA—Guidance
Net Income	$29.0	to	$36.0
Interest expense	44.0	to	42.0
Income tax expense	20.0	to	24.0
Other income	(1.0)		(1.0)

Operating Income	92.0	to	101.0

Depreciation and amortization	119.5	to	115.5
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	3.5		3.5

Adjusted EBITDA	$216.0	to	$221.0

Wireless	$158.0	to	$161.0
Wireline	63.0	to	65.0
Other	(5.0)		(5.0)

Adjusted EBITDA	$216.0	to	$221.0

Capital Expenditures
Wireless	$84	to	$82
Wireline	28	to	27
Other	9		9

Total Capital Expenditures	$121	to	$118

Wireless Metrics
Net subscriber additions	Greater than 30,000
Blended ARPU [2]	Greater than $55
Post pay Churn	Approximately 1.8%
Blended Churn	Approximately 2.8%
Cost per Gross Acquisition (CPGA)	$355	to	$365
Cash Cost per Handset/Unit (CCPU) [2]	Approximately $33

Wireline Metrics
RLEC Line Loss	4%	to	7%
Competitive Wireline revenue growth	Approximately 5%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

[2]

Due to favorable changes in the terms of the company’s new handset insurance arrangement that will go in effect on April 1, 2008, it is expected that revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. For 2007, the impact of this change would have resulted in a reduction to wireless revenues and wireless cost of sales of approximately $11.2 million. Based on average subscribers for 2007 of 388,788, the impact to total 2007 ARPU and CCPU would have been a reduction of approximately $2.40. Historical periods will not be restated.